Ex 99.1







                                                 Contact: Robert A. Lerman
                                                          860-683-2005
NEWS   RELEASE                                            OTCBB:  TDYT
                                                          February 13, 2007


     THERMODYNETICS REPORTS RECORD SALES AND A 109% INCREASE IN INCOME FROM
         CONTINUING OPERATIONS IN THE 3 MONTHS ENDED DECEMBER 31, 2006

WINDSOR, CT - Tuesday, February 13, 2007 - Thermodynetics, Inc. (TDYT: OTCBB)

          The Company generated record net sales of $5,767,000 and $17,312,000 for the three and nine month periods ended December 31, 2006 representing a 27% increase over both prior year periods. Comparing the periods ended December 31, 2006 and 2005, the three month 27% revenue increase generated a 17% increase in gross profit. For the nine months, these comparisons yielded a 27% revenue increase and a 9% gross profit increase.

          Income from continuing operations after income tax provisions for the current quarter was $370,000 compared to $177,000 for the prior year period (a 109% increase) and for the nine month period was $534,000 compared to $515,000 (a 4% increase) for the prior year (excluding the gain on the sale of Turbotec equity in May 2006).

          The majority of the revenue increase resulted from the pass through of material cost increases to customers while unit shipments also increased slightly from the prior year, coupled with a shift in product mix towards larger, higher priced coils. The overall demand for condenser/evaporator coils has remained high despite the weakening in residential construction. Concerns over rising costs and the future availability of energy sources have helped to create market opportunities for "green" heating and cooling products, such as geothermal technology, and other high efficiency systems that use the Company's heat exchangers. Enhanced surface titanium tubing for the swimming pool heater market continues to exhibit overall growth.

          Cost of sales weakened to 78% and 79% of net sales in the current quarter and nine months of this fiscal year compared to 76% and 75% in fiscal 2006. The cost of copper rose sharply between March and May 2006, peaking above $4.00 per pound, retreating to close at $2.85 per pound at the end of December 2006; the cost of nickel continues its rise to record levels. The net impact has been a significant reduction in gross margin from the prior year.

          The increase in metal prices resulted in higher inventory values as higher priced tubing was purchased to satisfy customer demand and the shift to larger capacity coils requiring more expensive tubing; increased quantities of titanium tubing (principally used in swimming pool heater applications) and overall higher levels of coil and surface enhanced tubing production all contributed to the increase in inventory levels. The Company has recently instituted price increases and pricing formula changes which is expected to improve gross profit margins.

          Selling, general and administrative costs increased because of added corporate governance costs and related expenses incurred as a result of the public offering of Turbotec's securities in London. The expansion of the sales base was augmented by staff additions in sales and engineering; the full effect of these expenses are reflected in the current fiscal year results.

          In May 2006 the Company completed the sale of a 43.68% interest in its Turbotec subsidiary through a public offering raising a net of $6.8 million.

          In  November  2006,  the  Company  settled  a  dispute   resulting  in
extinguishing notes
payable and accrued interest aggregating $606,000 relating to the acquisition of Vulcan.

          In December 2006 the Company refinanced a mortgage for $900,000 and also received a two year revolving line of credit with a maximum availability of $1,100,000. A separate line of credit of $500,000 to fund capital expenditure programs has also been established for Turbotec. The Company had a net consolidated cash position of $946,000 at December 31, 2006 over and above the credit facilities.


                                             Figures in $000's, Except for Per Share Data
                                      Three Months Ended                        Nine Months Ended
                                          December 31,                        December 31,

                                        2006              2005               2006              2005
                                        ----              ----               ----              ----
Net Sales                            $    5,767       $    4,531         $   17,312       $   13,596
Operating Income                     $      208       $      297         $      874       $    1,020
Income from Continuing
 Operations Before Income Taxes      $      710       $      177         $    3,755       $      670
Provision for Income Taxes           $      340       $      -0-         $      555       $      155
Income From Continuing Operations    $      370       $      177         $    3,200       $      515
Income (Loss) from Discontinued
 Operations, Net of Tax              $        0       $     (142)        $       (9)      $   (1,211)
Net Income (Loss)                    $      370       $       35         $    3,191       $     (696)

Weighted Shares Outstanding-
          Basic and Diluted           4,027,361        3,983,782          4,023,261        3,978,873

Earnings (Loss) Per Share-
          Basic and diluted
From Continuing Operations           $      .09       $      .04         $      .79       $      .13
From Discontinued Operations         $        0       $     (.0          $        0       $     (.30)
Total Earnings (Loss) Per Share      $      .09       $      .01         $      .79       $     (.17)

                              ABOUT THERMODYNETICS

          Through its Turbotec Products, Plc subsidiary, Thermodynetics manufactures high performance, high quality heat exchangers, fabricated metal components and flexible connector products for heat transfer and transportation applications. The Company serves customers in the space conditioning, refrigeration, automotive, biomedical, plumbing, appliance, water heating and aerospace industries. Turbotec is quoted on the AIM market in London under the symbol TRBO. Thermodynetics also owns a nominal interest in a private Belgium company that is engaged in the nutraceutical industry by providing natural, bioactive chemical compounds that have health promoting, disease preventing or medicinal properties. A small investment was recently made in a US company that offers a specialized approach to the RFID (radio frequency identification) industry, with an orientation to medical facilities. The Company continues to seek acquisition candidates.


FORWARD LOOKING STATEMENTS

          This report contains certain forward-looking statements regarding the Company, its business prospects and results of operations that are subject to certain risks and uncertainties posed by many factors and events that could cause the Company's actual business, prospects and results of operations to differ materially from those that may be anticipated by such forward-looking statements. Factors that may affect such forward-looking statements include, without limitation:

the Company's ability to successfully and timely develop and finance new projects, the impact of competition on the Company's subsidiary's revenues, changes in unit prices, and supply and demand for the Company's tubing product lines in the markets served.

          When used, words such as "believes," "anticipates," "expects," "continue", "may", "plan", "predict", "should", "will", "intends" and similar expressions are intended to identify forward-looking statements, but are not the exclusive means of identifying forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this report. The Company undertakes no obligation to revise any forward-looking statements in order to reflect events or circumstances that may subsequently arise. Readers are urged to carefully review and consider the various disclosures made by the Company in this report, news releases, and other reports filed with the Securities and Exchange Commission that attempt to advise interested parties of the risks and factors that may affect the Company's business.